AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

AMONG

THE MAINSTAY FUNDS, ECLIPSE FUNDS,

ECLIPSE FUNDS INC. AND ICAP FUNDS, INC.

AND

NYLIM SERVICE COMPANY LLC

Table of Contents

225537v13

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT made as of the 1st day of October, 2008, by and among The MainStay Funds and Eclipse Funds, each a Massachusetts business trust, and Eclipse Funds Inc. and ICAP Funds, Inc., each a Maryland corporation (each, a “Fund” and collectively, the “Funds”) and NYLIM SERVICE COMPANY LLC, a Delaware limited liability company, having its principal office and place of business at 169 Lackawanna Avenue, Parsippany, New Jersey 07054 (“NSC”).

WHEREAS, the Funds desire to appoint NSC as their named transfer agent, dividend disbursing agent and agent in connection with certain other activities, and NSC desires to accept such appointment effective the date first set forth above; and

WHEREAS, the Funds previously entered into Transfer Agency and Service Agreements with NSC, as follows:  The MainStay Funds, effective April 28, 1997, Amended and Restated as of August 1, 2002; Eclipse Funds, effective December 12, 2000; Eclipse Funds Inc., effective May 2, 1998; and ICAP Funds, Inc., effective September 1, 2006 (collectively, “the Previous Agreements”); and

WHEREAS, the Funds are authorized to issue shares in separate series and classes, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, The MainStay Funds currently offers shares in twenty-one (21) series; Eclipse Funds currently offers shares in three (3) series; Eclipse Funds Inc. currently offers shares in twenty-three (23) series; and ICAP Funds, Inc. currently offers shares in four (4) series (each a “Series,” and together with all other series subsequently established by the Funds and made subject to this Agreement in accordance with Article 9, the “Series”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1    Terms of Appointment: Duties of NSC

1.01.                      Subject to the terms and conditions set forth in this Agreement, effective as of the date above, the Funds hereby employ and appoint NSC to act as, and NSC agrees to act as, transfer agent for the Funds’ authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any rights of accumulation, letters of intent or similar purchase plans provided to the shareholders of record of the Funds (“Shareholders”) and set out in the Prospectus (which term when used in this Agreement includes the Statement of Additional Information) of the Funds, as now in effect or as hereafter amended or supplemented from time to time without written objection by NSC or as mutually agreed upon from time to time.

1.02.                      NSC agrees that it will perform the following services:

(a)	In accordance with procedures established from time to time by agreement between the Funds and NSC, NSC shall:

(i)
receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian of the applicable Series duly appointed by the Directors/Trustees of the Funds (the “Custodian”);

(ii)	pursuant to orders for the purchase of Shares, record the purchase of the appropriate number of Shares in the Shareholder’s account;

(iii)	pursuant to instructions provided by Shareholders, reinvest income dividends and capital gains distributions in additional Shares of the Funds;

(iv)	receive for acceptance redemption and repurchase requests and directions, and deliver the appropriate documentation therefor to the Custodian;

(v)
at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption and repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)
determine, upon receipt of a request for the redemption or repurchase of Shares, for each Shareholder the amount, if any, of such redemption or repurchase which is subject to a contingent deferred sales charge as described in the Prospectus as from time to time in effect, withhold the amount of such sales charge from the redemption or repurchase proceeds, and remit the amount of such sales charge to the principal underwriter of the Shares of the Funds or such other person as the Funds shall designate in writing;

(vii)	effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation meeting the requirements set forth in the Funds’ current Prospectuses;

(viii)	prepare and transmit payments for dividends and distributions declared by the Funds other than such dividends and distributions reinvested under 1.02(a)(iii);

(ix)	maintain records of account for and advise the Funds and its Shareholders as to the foregoing; and

(x)	effect exchanges of Shares of one Series for Shares of the same class of another Series upon receipt of appropriate authorization meeting the requirements set forth in the Funds’ current Prospectuses.

(b)
In addition to and not in lieu of the services set forth in the above paragraph (a), NSC shall:  (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with rights of accumulation, letters of intent or similar purchase plans.  The detailed definition, frequency, limitations and associated costs (if any) set out in the attached Transfer Agency Fee Schedule, may include but are not limited to: maintaining all Shareholder accounts; preparing Shareholder meeting lists; mailing proxy statements and proxies; receiving and tabulating proxies; mailing Shareholder reports and Prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts where applicable; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders; preparing and mailing confirmations and statements of account to Shareholders for all purchases; redemptions and repurchases of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information; and (ii) provide to the Funds periodically (as frequently as daily if required) a written report that will enable the Funds to monitor the total number of Shares sold and the aggregate public offering price thereof in each State by the Funds or each of the Funds, added by sales in each State of the registered Shareholder or dealer branch office, as requested by the Funds.  If directed by the Funds, each confirmation of the purchase which establishes a new account will be accompanied by a Prospectus and any amendment or supplement thereto.  A Prospectus and any amendment or supplement will be mailed to a Shareholder promptly following such Prospectus, amendment or supplement becoming effective.  The Funds shall:  (i) identify to NSC in writing those transactions and assets to be treated as exempt from the blue sky reporting to the Funds for each State; and (ii) approve those transactions to be included for each State on the system prior to activation and thereafter monitor the daily activity for each State.  The responsibility of NSC for the Funds’ blue sky State registration status is limited to the reporting of transactions as described above.

(c)	Additionally, NSC shall:

(i)
Utilize a system to identify all share transactions which involve purchase, redemption and repurchase orders that are processed at a time other than the time of the computation of net asset value (“NAV”) per share next computed after receipt of such orders, and shall compute the net effect upon the Funds of such transactions so identified on a daily and cumulative basis.

(ii)
If upon any day the cumulative net effect of such transactions upon the Funds is negative (the Funds determines there is loss resulting from NSC’s error) and the per share NAV error is less than 1/2 of 1% of the originally computed NAV, but greater than one cent, NSC shall promptly make a payment to the Funds in cash or through the use of a credit, in the manner described in paragraph (iv) below, in such amount as may be necessary to reimburse the Funds for the net loss; and if the per share NAV error equals or exceeds 1/2 of 1% of the originally computed per share NAV, and is greater than one cent, NSC shall make account adjustments or take such other action as is necessary to compensate Shareholders for Shareholder losses and reimburse the Funds for the amount of losses.

(iii)
If on the last business day of the Funds’ fiscal year the cumulative net effect upon the Funds (adjusted by the amount of all prior payments and credits by NSC and the Fund) is negative, the Funds shall be entitled to a reimbursement by NSC of an amount equal to the negative cumulative amount.

(iv)
At the end of the Funds’ fiscal year, any positive cumulative net effect upon the Fund shall be deemed to be a credit to NSC.  Any portion of a credit to NSC not so used by it shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects that would otherwise require a cash payment or fee reduction to be made to the Fund pursuant to paragraphs (ii) or (iii) above (regardless of whether or not the credit or any portion thereof arose in the same calendar year as that in which the negative cumulative net effects or any portion thereof arose).

(v)
NSC shall supply to the Funds from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to paragraph (i) above, and the daily and cumulative net effects of such transactions, and shall advise the Funds at the end of each month of the net cumulative effect at such time.  NSC shall promptly advise the Funds if at any time the cumulative net effect exceeds a dollar amount equivalent to one cent per share.

(vi)
In the event that this Agreement is terminated for whatever cause, or this provision 1.02(c) is terminated pursuant to paragraph (vii) below, the Funds shall promptly pay to NSC an amount in cash equal to the amount by which the cumulative net effect upon the Funds is positive or, if the cumulative net effect upon the Funds is negative, NSC shall promptly pay to the Funds an amount in cash equal to the amount of such cumulative net effect.

(vii)
This provision 1.02(c) of the Agreement may be terminated by NSC at any time without cause, effective as of the close of business on the date written notice (which may be by facsimile) is received by the Funds.

Procedures applicable to certain of these services may be established from time to time by agreement between the Funds and NSC.

Article 2    Fees and Expenses

2.01.                      For performance by NSC pursuant to this Agreement, the Funds agree to pay NSC an annual fee for each Shareholder account as set out in the Transfer Agency Fee Schedule attached hereto.  Such fees may be changed from time to time by mutual written agreement between the Funds and NSC.

2.02.                      In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse NSC for any advances that may be incurred by NSC relating to the items set out in the fee schedule attached hereto.  In addition, any other expenses incurred by NSC at the request or with the consent of the Fund, will be reimbursed by the Fund.

2.03.                      The Funds agree to pay all fees promptly.  The terms and method for such payments are provided on the attached Transfer Agency Fee Schedule.

Article 3    Representations and Warranties of NSC

NSC represents and warrants to the Funds that:

3.01.                      It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware.

3.02.                      It has the legal power and authority to carry on its business in the State of New Jersey.

3.03.                      It is empowered under applicable laws and by its Charter and Operating Agreement to enter into and perform this Agreement.

3.04.                      All requisite corporate proceedings required by its Charter and Operating Agreement have been taken to authorize it to enter into and perform this Agreement.

3.05.                      It is duly registered as transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.06.                      It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4    Representations and Warranties of the Funds

The Funds represent and warrant to NSC that:

4.01.                      The MainStay Funds and Eclipse Funds are each business trusts duly organized and existing under the laws of the Commonwealth of Massachusetts.  ICAP Funds, Inc. and Eclipse Funds Inc. are each corporations duly organized and existing under the laws of the State of Maryland.

4.02.                      Each of the respective Funds is, empowered under applicable laws and by its Articles of Incorporation or Declaration of Trust, as applicable, and By-Laws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

4.03.                      All corporate proceedings required by each Fund’s Organizational Documents have been taken to authorize it to enter into and perform this Agreement.

4.04.                      Each of the respective Funds is an investment company separately registered under the Investment Company Act of 1940, as amended (“Investment Company Act”).

4.05.                      For each of the respective Funds, a registration statement under the Securities Act of 1933 has been filed, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.  Each Fund shall notify NSC when its registration statement is amended to include additional Series of the Fund and shall notify NSC if its registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to that Fund’s Shares.

4.06             All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Organizational Documents and the Registration Statement with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

Article 5    Indemnification

5.01.                      NSC shall not be responsible for, and the Funds shall severally indemnify and hold NSC harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)	All actions of NSC or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

(b)
The Funds’ refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds’ lack of good faith, negligence or willful misconduct, or which arise out of the breach of any representation or warranty of the Funds hereunder.

(c)
The reliance on or use by NSC or its agents or subcontractors of information, records and documents which (i) are received by NSC or its agents or subcontractors and furnished to it by or on behalf of the Funds, and (ii) have been prepared and/or maintained by the Funds or any other person or firm (except NSC or its agents) on behalf of the Funds.

(d)
The reliance on or the carrying out by NSC or its agents or subcontractors of any written instructions or requests reasonably believed by NSC in good faith to be given by an authorized person of the Funds.

(e)
The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, unless such violation is the result of NSC’s negligent or willful failure to comply with the provisions of Section 1.02(b) of this Agreement unless the Funds shall have provided three (3) days’ written notice to NSC not to accept purchases in any state.

5.02.                      NSC shall indemnify and hold the Funds harmless from any losses, damages, costs or expenses that arise out of NSC’s refusal or failure to comply with the terms of this Agreement, or which arise out of NSC’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of NSC hereunder or which arise out of such refusal, failure, negligence, willful misconduct or breach by NSC’s agents or subcontractors.  Notwithstanding anything contained in this Agreement to the contrary, NSC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds or any Series in connection with the matters to which this Agreement relates, except for a loss resulting from NSC’s willful misfeasance, bad faith or negligence in its performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.03.                      At any time NSC may apply to any officer of the Funds for instructions, and may consult with legal counsel of the Funds with respect to any matter arising in connection with the services to be performed by NSC under this Agreement, and NSC and its agents or subcontractors shall not be liable and shall be indemnified by the respective Funds for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  NSC, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Funds, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to NSC or its agents or subcontractors by telephone, in person, machine readable input, CRT data entry or other similar means authorized by the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Funds.  NSC, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates that are reasonably believed to bear the proper manual or facsimile signatures of the officer or officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04.                      In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  Notwithstanding the above, NSC shall maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Funds.

5.05.                      Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

5.06.                      In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which any party may be required to indemnify another, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party that may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it, except with the other party’s prior written consent.

Article 6    Covenants of the Funds and NSC

6.01.                      Each Fund shall promptly furnish to NSC the following:

(a)	A certified copy of the resolution of the Fund’s Directors/Trustees authorizing the appointment of NSC and the execution and delivery of this Agreement.

(b)	A copy of the Fund’s Organizational Documents and all amendments thereto.

(c)
Copies of the Fund’s Registration Statements, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission (“SEC”) under the Securities Act and the 1940 Act, together with any applications filed in connection therewith.

6.02.                      NSC hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.03.                      NSC shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the Investment Company Act and the rules thereunder, NSC agrees that all such records, and those records that the Funds and NSC agree from time to time to be the records of each Fund, as applicable, will be preserved and maintained at the expense of the Funds and made available in accordance with Section 31 of the Investment Company Act and the rules thereunder, along with this Agreement, and will be surrendered promptly to the Funds at its request.  Records surrendered hereunder shall be in machine readable form, except to the extent that NSC has maintained such a record only in paper form.

6.04.                      NSC and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except for purposes of fulfilling such party’s duties under this Agreement or as may be required by law.

6.05.                      In case of any requests or demands for the inspection of the Shareholder records of any of the respective Funds, NSC will endeavor to notify the respective Fund and to secure instructions from an authorized officer of such Fund as to such inspection.  NSC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel to the Funds that it may be held liable for the failure to exhibit the Shareholder records to such person.

6.06.                      NSC shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Funds’ reasonable request, NSC shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services hereunder.

6.07.                      NSC acknowledges that each Fund, as a registered investment company under the Investment Company Act, is subject to the provisions of that Act and the rules and regulations thereunder, and that the offer and sale of the Fund’s Shares are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities.  The Funds acknowledge that NSC is not responsible for the Funds’ compliance with such laws and regulations.  If the Funds advise NSC that a procedure of NSC related to the discharge of its obligations hereunder has or may have the effect of causing the Funds to violate any of such laws or regulations, NSC shall use its best efforts to develop an alternative procedure which does not have such effect.

6.08           NSC acknowledges receipt of a copy of the Funds' procedures (the “AML Procedures”) designed to comply with the Funds’ obligations under the U.S. Bank Secrecy Act of 1970 (31 U.S.C. 5311 et seq.) and the implementing regulations thereunder (the “BSA”).  NSC hereby accepts responsibility for implementing the AML Procedures with respect to shareholder accounts NSC maintains for the Funds.  The Funds hereby direct, and NSC acknowledges, that NSC shall (1) permit federal regulators access to such information and records maintained by NSC and relating to NSC’s implementation of the AML Procedures on behalf of the Funds, as they may request; and (2) permit such federal regulators to inspect NSC’s implementation of the AML Procedures on behalf of the Funds.

Article 7    Insurance

7.01.                      NSC shall maintain insurance of the types and in the amounts required by the State of New Jersey. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the respective Funds, NSC or other insured party that otherwise would be a covered claim in the absence of any provision of this Agreement.

7.02.                      NSC shall notify the Funds should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. NSC shall notify the Funds of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Funds from time to time as may be appropriate of the total outstanding claims made by NSC under its insurance coverage.

Article 8    Termination of Agreement

8.01.                      This Agreement may be terminated by NSC or a Fund (as to a specific Fund or Funds) upon one hundred twenty (120) days’ written notice to the other.

8.02.                      Should one or more of the Funds exercise its right to terminate other than for cause, all out-of-pocket expenses associated with the movement of records and material will be borne by the respective Fund. Additionally, NSC reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of the most recent three (3) months’ fees.

Article 9    Additional Series

9.01.                      In the event that the Funds establish one or more Series or classes of Shares in addition to the existing Series or classes with respect to which it desires to have NSC render services as transfer agent under the terms hereof, it shall so notify NSC in writing, and unless NSC objects in writing to providing such services, the term “Series” hereunder, unless the context otherwise requires, shall be deemed to include such Series or classes of Shares.

Article 10    Assignment / Delegation

10.01.                      Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

10.02.                      This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

10.03.                      NSC may, at its own expense and without further consent on the part of the Funds, subcontract for the performance hereof with any subcontractor, including affiliates thereof, or any affiliate of NSC provided, however, that NSC shall be fully responsible to the Funds for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 11    Amendment

11.01.                      This Agreement may be amended or modified by a written agreement executed by both parties.

Article 12    New York Law to Apply

12.01.                      This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to choice of law rules.

Article 13    Severability

13.01                       If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions of this Agreement shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Article 14    Counterparts

14.01                       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 15    Obligations and Rights of Each Fund / Series

15.01                       This Agreement is executed by each Fund with respect to such Fund only and with respect to each of the Series of such Fund.  The obligations hereunder are not binding upon any of the Directors / Trustees, officers or Shareholders of the Funds individually but are binding only upon the Series to which such obligations pertain and the assets and property of such Series.  All obligations of the Funds under this Agreement shall apply only on a Series-by-Series basis, and the assets of one Series shall not be liable for the obligations of another Series or any other Fund.

Article 16    Merger of Agreement

16.01.                      This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first written above.

THE MAINSTAY FUNDS

By:
Name:  Stephen P. Fisher
Title:  President

ECLIPSE FUNDS

By:
Name:  Stephen P. Fisher
Title:  President

ECLIPSE FUNDS INC.

By:
Name:  Stephen P. Fisher
Title:  President

ICAP FUNDS, INC.

By:
Name:  Stephen P. Fisher
Title:  President

NYLIM SERVICE COMPANY LLC

By:
Name:  Robert E. Brady
Title:  President and Chief Executive Officer

TRANSFER AGENCY FEE SCHEDULE
As Amended and Restated October 1, 2008

1)           Maintenance and Transaction Charges – Billable Monthly*

*  The funds listed below will be billed at the greater of A or B.

A)           Per Account Annual Fee:

The following Funds will be billed at a rate of 1/12 of the annual fee for each Fund account serviced during the month.  “Accounts serviced” is defined as all open accounts at month end and accounts that close during the month, including underlying Shareholder accounts which may be held in an omnibus positions and serviced by other administrators.

THE MAINSTAY FUNDS

EQUITY FUNDS	ACCOUNT RATES
MainStay Capital Appreciation Fund	$24.34
MainStay Common Stock Fund	$24.34
MainStay Equity Index Fund	$24.34
MainStay International Equity Fund	$24.34
MainStay Large Cap Growth Fund	$24.34
MainStay MAP Fund	$24.34
MainStay Mid Cap Growth Fund	$24.34
MainStay Mid Cap Value Fund	$24.34
MainStay Small Cap Growth Fund	$24.34
MainStay Small Cap Value Fund	$24.34
MainStay Value Fund	$24.34
FIXED INCOME & BLENDED FUNDS	ACCOUNT RATES
MainStay Convertible Fund	$28.86
MainStay Diversified Income Fund	$28.86
MainStay Global High Income Fund	$28.86
MainStay Government Fund	$28.86
MainStay High Yield Corporate Bond Fund	$28.86
MainStay Institutional Bond Fund	$28.86
MainStay Tax Free Bond Fund	$28.86
MainStay Total Return Fund	$28.86
MONEY MARKET FUND	ACCOUNT RATES
MainStay Money Market Fund	$31.67
MainStay Principal Preservation Fund	$31.67

ECLIPSE FUNDS

EQUITY FUNDS	ACCOUNT RATES
Mid Cap Opportunity Fund	$24.34
Small Cap Opportunity Fund	$24.34
FIXED INCOME & BLENDED FUND	ACCOUNT RATES
Balanced Fund	$28.86

ECLIPSE FUNDS INC.

EQUITY FUNDS	ACCOUNT RATES
All Cap Growth Fund	$24.34
Conservative Allocation Fund	$24.34
Growth Allocation Fund	$24.34
Growth Equity Fund	$24.34
Large Cap Opportunity Fund	$24.34
Moderate Allocation Fund	$24.34
Moderate Growth Allocation Fund	$24.34
S&P 500 Index Fund	$24.34
MainStay 130/30 Core Fund	$24.34
MainStay 130/30 Growth Fund	$24.34
MainStay 130/30 International Fund	$24.34
MainStay Retirement 2010	$24.34
MainStay Retirement 2020	$24.34
MainStay Retirement 2030	$24.34
MainStay Retirement 2040	$24.34
MainStay Retirement 2050	$24.34
FIXED INCOME & BLENDED FUNDS	ACCOUNT RATES
Floating Rate Fund	$28.86
Income Manager Fund	$28.86
Indexed Bond Fund	$28.86
Intermediate Term Bond Fund	$28.86
Short-Term Bond Fund	$28.86
MainStay 130/30 High Yield Fund	$28.86
MONEY MARKET FUND	ACCOUNT RATES
Cash Reserves Fund	$31.67

ICAP FUNDS, INC.

EQUITY FUNDS	ACCOUNT RATES
MainStay ICAP Equity Fund	$24.34
MainStay ICAP Select Equity Fund	$24.34
MainStay ICAP International Fund	$24.34
MainStay ICAP Global Fund	$24.34

B)           Fund Minimum (CUSIP/Class/Fund):

The Funds listed above will be billed at $458.84 per month per CUSIP (i.e., 1/12 of the annual Fund Minimum charge of $5,506.08) for each Fund serviced during the month that is not being charged at the per account rate.  Those Funds that do not have a minimum account volume are charged at the Fund Minimum level until such account volumes are achieved.  Seed accounts are excluded from Fund Minimums.

The fees and charges set forth above shall increase annually over the fees and charges during the prior 12 months in an amount equal to the annual percentage of change in the Northeastern Consumer Price Index as last reported by the U.S. Bureau of Labor Statistics.

2)           Other Items

A)           529 Products

Oppenheimer’s 529 Product currently uses three MainStay Funds as investment vehicles to support its 529 Portfolios.  Each MainStay Fund will be charged $3.00 for each account that uses the MainStay Funds to support its 529 Portfolio.  MainStay will be charged up to a maximum of $12.00 across all MainStay Funds.

B)           New MainStay Funds

New MainStay Funds that contain “seed money” only will not be charged the Fund Minimum.

C)           Fund Billing Restrictions/Caps

In order to facilitate the introduction of New Fund and Products and keep transfer agency expenses at a minimum, certain billing restrictions and/or Caps apply to New Funds.  New Funds (Class A, I, R1, R2, and R3) are charged a maximum transfer agency expense of 25 basis points for one year.  After one year, the Fund expenses are reviewed and, at Management discretion, will either continue to be charged the 25 basis points maximum or commencement of the per account rate or Fund Minimum charge will begin.

IN WITNESS WHEREOF, each of the Funds listed below and NYLIM Service Company LLC have agreed upon this Transfer Agency Fee Schedule and have caused this Transfer Agency Fee Schedule to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first written above.

THE MAINSTAY FUNDS

By: /s/ Stephen P. Fisher
Name:  Stephen P. Fisher
Title:  President

ECLIPSE FUNDS

By: /s/ Stephen P. Fisher
Name:  Stephen P. Fisher
Title:  President

ECLIPSE FUNDS INC.

By: /s/ Stephen P. Fisher
Name:  Stephen P. Fisher
Title:  President

ICAP FUNDS, INC.

By: /s/ Stephen P. Fisher
Name:  Stephen P. Fisher
Title:  President

NYLIM SERVICE COMPANY LLC

By: /s/ Robert E. Brady
Name:  Robert E. Brady
Title:  President and Chief Executive Officer